Exhibit 10.22

NEIMAN MARCUS, INC.

AMENDED AND RESTATED STOCK OPTION GRANT AGREEMENT

(Non-Qualified Stock Options)

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”), made as of this 28th day of March, 2012 between Neiman Marcus, Inc. (the “Company”) and (               ) (the “Participant”).

WHEREAS, the Company has adopted and maintains the Neiman Marcus, Inc. Management Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company;

WHEREAS, the Company previously granted a Non-Qualified Stock Option to the Participant pursuant to the Plan evidenced by a Stock Option Grant Agreement dated October 1, 2011 (the “Original Agreement”); and

WHEREAS, the Participant consented to certain amendments to the Original Agreement pursuant to the Non-Qualified Stock Option Amendment Letter, dated March 2, 2012 (the “Amendment Letter”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree to amend and restate the Original Agreement as follows:

1.     Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby restates the prior grant to the Participant of a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to (          ) shares of Common Stock of the Company.  65% of the Option is a Fair Value Option (                         ) and 35% of the Option is a Performance Option (                         ).

2.     Grant Date.  The Grant Date of the Option is October 1, 2011.

3.     Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan. Pursuant to the terms of the Amendment Letter, to which the Participant consented by timely signing and returning (and not revoking) the Acceptance Form (as such term is defined in the Amendment Letter), the Participant agrees to the following amendments to the Plan, and a waiver of any current or future rights (with respect to the Option or any other award under the Plan) to the cash bonus amounts described in the unamended version of Section 4.13(d) of the Plan, effective as of March 27, 2012:

•                  Section 4.13(d) of the Plan will be deleted in its entirety and replaced with the words “Intentionally Omitted.”

•                  Section 4.13(e) will be amended and restated to read as follows:  Other Changes.  In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 4.13(a), (b) or (c) hereof, including without limitation the payment of an extraordinary cash dividend, the Board shall, in its discretion, make such adjustments in the number and kind of shares or other securities subject to Options outstanding on the date on which such change occurs and in the per-share Exercise Price of each such Option as the Board may consider appropriate to prevent dilution or enlargement of rights.

4.     Exercise Price.  The Exercise Price of each share of Common Stock underlying the Option is as set forth in the table below.  The portion of the Option that is a Performance Option will have an Accreting Exercise Price in accordance with the Plan.

Number of Shares Underlying the Option	Type	Exercise Price
(Vested as of 3-28-2012)	Fair Value Option	$	( )
(Unvested as of 3-28-2012)	Fair Value Option	$	( )
(Vested as of 3-28-2012)	Performance Option	$	( )
(Unvested as of 3-28-2012)	Performance Option	$	( )

5.     Vesting Date.  The Option shall become exercisable as follows: twenty percent of the shares underlying such Option shall vest and become exercisable on the first anniversary of the Grant Date and the remaining portion of the Option shall vest and become exercisable in forty-eight equal monthly installments over the forty-eight (48) months following the first anniversary of the Grant Date, beginning on the one-month anniversary of such first anniversary, until 100% of the Option is fully vested and exercisable thereafter, provided that the Participant is still employed by the Company on each such anniversary.  On each Vesting Date, an equal portion of the Option that is a Fair Value Option and a Performance Option will become vested.

6.     Expiration Date.  Subject to the provisions of the Plan, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date the Participant’s Employment is terminated for any reason, and with respect to any Option or any portion thereof which has become exercisable, the Option shall expire on the earlier of: (i) 90 days after the Participant’s termination of Employment other than for Retirement, Cause, death or Disability; (ii) one year after termination of the Participant’s Employment by reason of Retirement, death or Disability; (iii) the commencement of business on the date the Participant’s Employment is, or is deemed to have been, terminated for Cause; or (iv) the seventh anniversary of the Grant Date.

7.     Certain Rights on a Change of Control.  If (a) a Change of Control occurs, (b) the surviving corporation following such Change of Control is an entity for whose stock there is no Public Market, (c) the surviving corporation assumes the Participant’s outstanding Options in connection with such Change of Control and such Options convert into options to purchase common stock or other equity interests of the surviving corporation (the “Assumed Options”) and (d) the Participant thereafter experiences a Qualifying Termination at any time prior to the occurrence of an Initial Public Offering of the surviving corporation, the Participant will be entitled to sell to the Company or such surviving corporation, within ninety (90) days of such Qualifying Termination, all or any portion of the Assumed Options that the Participant had not exercised at the time of such sale and elects to sell to the Company or such surviving corporation (the “Eligible Assumed Options”), and the Company or such surviving corporation will be obligated to purchase from the Participant, in full satisfaction of the Participant’s rights with respect to such Eligible Assumed Options, all such Eligible Assumed Options, for a price equal to the aggregate fair market value, as determined in accordance with Treas.

Reg. § 1.409A-1(b)(5)(iv), of the shares of common stock or other equity interests underlying such Eligible Assumed Options, minus the aggregate exercise price of such Eligible Assumed Options that such Participant would have been required to pay in order to exercise such Eligible Assumed Options.

8.     Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.  It is intended that the Option be exempt from Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

9.     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of, or acquiescence in, any such breach or default, or any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10.   Limitation on Transfer.  The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the employment and termination of employment of the Participant.  All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Management Stockholders’ Agreement.

11.   Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

12.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

14.   Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement, the Amendment Letter and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the existence of a Public Market, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the

Management Stockholders’ Agreement and the Participant hereby agrees to be bound thereby.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Management Stockholders’ Agreement as of the day and year first written above.

NEIMAN MARCUS, INC.

By:
Title:	Karen Katz
President and Chief Executive Officer

(Participant)